SCHEDULE 14a

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant:	☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for use of the Commission only
(as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Tejas Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

TEJAS INCORPORATED
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
June 1, 2006
Dear Tejas Stockholder:
     You are cordially invited to join us at the 2006 Annual Meeting of Stockholders to be held at our corporate offices located at 8226 Bee Caves Road, Austin, Texas at 3:00 P.M., CDT, on June 1, 2006. The annual meeting is being held for the following purposes:
1.	To elect seven (7) directors;

2.	To ratify Helin, Donovan, Trubee & Wilkinson LLP as the Independent Registered Public Accounting Firm for our company; and

3.	To transact such other business that may properly come before the meeting.
     Enclosed with this proxy statement are your proxy card and our 2006 annual report. Stockholders of record at the close of business on April 21, 2006, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.
     We know that it is not practical for most stockholders to attend the annual meeting in person. Whether or not you plan to attend the meeting, we strongly encourage you to complete, sign, date and return by mail the enclosed proxy card in the enclosed reply envelope.
     I would like to take this opportunity to remind you that your vote is important.

By Order of the Board of Directors,

Kurt J. Rechner President and Chief Operating Officer
May 1, 2006 Austin, Texas

VOTING YOUR SHARES

Q:	What am I voting on?

A:	Two proposals. The item numbers below refer to item numbers on the proxy card.

Item 1.	To elect seven (7) directors; and

Item 2.	To ratify Helin, Donovan, Trubee & Wilkinson LLP as the Independent Registered Public Accounting Firm for our company.
If you vote by mail, you will also authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares in their discretion for any other business that may properly come before the meeting.

Q:	Who can vote?

A:	All stockholders of record at the close of business on April 21, 2006 are entitled to vote at the 2006 annual meeting. Holders of our common stock are entitled to one vote per share. Holders of our series A preferred stock are entitled to vote such stock on all matters submitted to a vote of holders of our common stock on an as-converted basis. Because each share of our series A preferred stock is currently convertible into 200 shares of our common stock, holders of our series A preferred stock are entitled to 200 votes per share of series A preferred stock on the matters to be submitted at the annual meeting. Fractional shares may not be voted. Our common stock and series A preferred stock will vote together as a single class on the matters to be submitted at the annual meeting.

Q:	Who can attend the meeting?

A:	All stockholders as of April 21, 2006, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Everyone must check in at the registration desk at the meeting.

Q:	How do I vote?

A:	You may vote by mail by completing, dating and returning by mail the proxy card in the enclosed envelope. If you vote by mail, you will authorize the proxies to vote your shares according to your instructions. You may also vote in person by attending the meeting and casting your vote.

Q:	What happens if I do not indicate my preference for one of the items?

A:	If you do not indicate how you wish to vote for one or more of the nominees for director, the proxies will vote FOR election of all the nominees for director (Item 1). If you leave Item 2 blank, the proxies will vote FOR ratification of the appointment of Helin, Donovan, Trubee & Wilkinson LLP as our Independent Registered Public Accounting Firm (Item 2).

Q:	What if I vote and then change my mind?

A:	You can revoke your proxy by sending a subsequently signed and dated proxy to our corporate secretary at our principal executive offices, or by attending the meeting and casting your vote in person.

Q:	What constitutes a quorum?

A:	As of the record date, April 21, 2006, there were 7,860,508 shares of our common stock issued and outstanding and 1,000 shares of our series A preferred stock issued and outstanding, which represents 200,000 shares of our common stock on an as-converted basis. Each share of our common stock is entitled to one vote and each share of our series A preferred stock, which votes on an as-converted basis, is entitled to 200 votes. The presence, in person or by proxy, of a majority, on an as-converted basis, of the shares issued and outstanding and entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists.

Q:	What are the vote requirements to approve the proposals?

A:	A plurality of votes cast at the meeting is required to elect the nominees as directors.

The affirmative vote of a majority, on an as-converted basis, of the shares present in person or by proxy at the meeting and entitled to vote on the proposal to ratify Helin, Donovan, Trubee & Wilkinson LLP as our independent registered public accounting firm for 2006 is required to approve such proposal.

Q:	Who will count the votes and how are the votes treated?

A:	Our inspectors of election, who will be certain employees of ours, will tabulate the votes. These employees will not be paid any additional compensation for tabulating the votes or for acting as the inspectors of election.

Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Pursuant to our bylaws, in determining the vote required to approve a matter (other than the election of directors), abstentions will be treated as not entitled to vote on such matter. Therefore, abstentions will have no effect on the vote on proposal 2. Broker non-votes will be treated as not entitled to vote on proposal 2 and therefore will have no effect on the vote on such proposal.

Q:	What shares are included on the proxy card?

A:	The shares listed on the proxy card we have provided to you represent all the shares of our stock held of record in your name (as distinguished from those held in “street” name). You will receive a separate card or cards from your broker(s) if you hold shares in “street” name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts that are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, Corporate Stock Transfer, at (303) 282-4800.

Q:	What are the costs associated with this proxy solicitation?

A:	We did not retain any outside assistance to solicit proxies from our stockholders. Some of our officers and other employees may solicit proxies personally, by telephone and by mail, but such officers and employees will not receive any additional consideration for such activities. In addition to the costs of printing and mailing the proxy statements, we will also reimburse brokerage houses and other custodians for their reasonable out of pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Q:	Whom can I call with any questions?

A:	You may call our transfer agent, Corporate Stock Transfer, at (303) 282-4800 or Kurt Rechner, our Corporate Secretary, at (512) 306-8222.

TEJAS INCORPORATED
8226 Bee Caves Road
Austin, Texas 78746
ANNUAL STOCKHOLDERS MEETING
PROXY STATEMENT

Date:	June 1, 2006

Time:	3:00 P.M., CDT

Place:	8226 Bee Caves Road, Austin, Texas 78746

First Mailing Date:	We anticipate first mailing this proxy statement on or about May 1, 2006.

Record Date:	The close of trading on April 21, 2006. If you were a stockholder at the close of trading on this date, you may vote at the meeting. Each share of our common stock is entitled to one vote and each share of our series A preferred stock, which votes on an as-converted basis, is entitled to 200 votes. You may not cumulate votes. On the record date, we had 7,860,508 shares of our common stock outstanding and 1,000 shares of our series A preferred stock outstanding, which represents 200,000 shares of our common stock on an as-converted basis.

Agenda:	1.	To elect seven (7) directors;

	2.	To ratify Helin, Donovan, Trubee & Wilkinson LLP as the Independent Registered Public Accounting Firm for our company; and

	3.	To transact such other business that may properly come before the meeting.

Proxies:	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “FOR” the board’s nominees and “FOR” agenda Item 2. The board or proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, either the board will reduce the size of the board accordingly or the proxy holders will vote in their discretion to elect another person as a director.

Board
Recommendations:	OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN FAVOR OF:

1.	THE ELECTION OF THE SEVEN (7) NOMINATED DIRECTORS;

2.	RATIFICATION OF THE APPOINTMENT OF HELIN, DONOVAN, TRUBEE & WILKINSON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proxies Solicited By:	Our board of directors.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the meeting. To revoke, either send a subsequently signed and dated proxy to our corporate secretary at our principal executive offices so that our secretary receives such proxy at least 2 business days prior to the date of the meeting, or attend the meeting and cast your vote in person.

Your Comments:	Your comments about any aspects of our business are welcome. You may use the space provided on the proxy card for this purpose, if desired. Although we may not respond on an individual basis, your comments help us to measure your satisfaction, and we may benefit from your suggestions.

IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders. If you wish to attend, please indicate your wish by checking the box that appears on the proxy card. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
PLEASE VOTE — YOUR VOTE IS IMPORTANT
Please read the proxy statement and the voting instructions on the proxy card, and then vote by filling out, signing and dating the proxy card and returning it by mail in the enclosed reply envelope. Prompt return of your proxy will help reduce the costs of resolicitation.

i

ELECTION OF DIRECTORS
(Proposal No. 1)
     This section gives biographical information about our directors and describes their membership on board committees, their attendance at meetings and their compensation.
General
     The number of directors constituting the current board of directors is seven. The board of directors has selected all seven of the current directors as nominees for re-election. The term of office for each person elected as a director will continue until the next annual meeting or until his successor has been duly elected and qualified, or his earlier death, resignation or removal.
     All nominees have consented to serve as directors. The board of directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the board of directors may either reduce the size of the board or designate a substitute.
Required Vote
     If a quorum is present, nominees who receive votes equal to a plurality of the votes cast at the meeting will be elected. Unless you withhold authority to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the seven nominees listed below. If a substitute nominee is named, the proxies will vote for the election of the substitute. Abstentions and broker non-votes will have no effect on the election of the directors.
     The board of directors recommends that you vote FOR each of the seven nominated directors.
Nominees
     The name and certain information related to each nominee is set forth below:

Name of Nominee	Age	Title

John J. Gorman	45	Director and Chairman of the Board
Michael F. Dura	52	Director and Vice Chairman of the Board
Jared E. Abbruzzese Sr.	51	Director
William A. Inglehart	74	Director
Charles H. Mayer	58	Director
Dennis G. Punches	70	Director
Clark N. Wilson	49	Director
     The information includes the age of each nominee as of the date of the meeting.
     John J. Gorman. Mr. Gorman became our Chairman of the Board of Directors in August 1999. He was our Chief Executive Officer from August 1999 through June 2004. He was the Chairman of Tejas Securities Group, Inc., one of our wholly-owned operating subsidiaries, which we will refer to herein as Tejas Securities, from July 1997 through August 2005. Mr. Gorman has over 20 years of experience in the brokerage industry. Mr. Gorman became a principal of Tejas Securities on April 18, 1995. From 1988 until joining Tejas Securities, Mr. Gorman worked at APS Financial Inc., a broker-dealer in Austin, Texas, as a Senior Vice President. Mr. Gorman served primarily in a broker capacity at APS Financial Inc. Mr. Gorman has held positions at APS Financial Inc., Landmark Group, Shearson Lehman and Dean Witter. Mr. Gorman is the nephew of Charles H. Mayer and is the son-in-law of William A. Inglehart. Mr. Gorman received his B.B.A. from Southern Methodist University in 1983.

     Michael F. Dura. Mr. Dura joined our board of directors and became our Vice Chairman of the board of directors on November 8, 2005. Mr. Dura is Chairman, Chief Executive Officer and Direcotr of UNX Inc., a broker-dealer he joined in August 2005. Mr. Dura is also a founder of and has been a Managing Member of Prex Capital Partners LLC, a private money management firm, since February 2004. Mr. Dura served in executive management level positions with National Financial Services, UBS PaineWebber, Broadway Trading LLC and Schroder & Co., Inc. from 1988 through December 2003. Mr. Dura received his A.B. degree in Political Science from Columbia University in 1975.
     Jared E. Abbruzzese, Sr. Mr. Abbruzzese served as our Vice Chairman of the board of directors from July 1, 2005 through November 8, 2005. Mr. Abbruzzese was the founder and Chairman of Communication Technology Advisors LLC and Capital & Technology Advisors LLC, privately-held consulting firms (the predecessors of Capital & Technology Advisors, Inc., which was acquired by us on July 1, 2005) from May 2001 through June 30, 2005. Prior to May 2001, Mr. Abbruzzese was the founder and Chairman of CAI Wireless Systems, Inc., a publicly-held telecommunications company based in Albany, New York, which was acquired by WorldCom, Inc. in August 1999.
     William A. Inglehart. Mr. Inglehart became a Director in June 2003. Mr. Inglehart served as President and Chief Executive Officer of Payco American Corporation, a publicly-held financial services organization with offices throughout the United States, from September 1989 until his retirement in November 1991. While in the United States military, Mr. Inglehart served as a special agent with the counter-intelligence corps. Mr. Inglehart earned a B.A. from the University of Arizona in 1958. Mr. Inglehart is Mr. Gorman’s father-in-law.
     Charles H. Mayer. Mr. Mayer became a Director in September 1999. Mr. Mayer retired as our President and Chief Operating Officer in June 2004. Mr. Mayer previously served in those capacities from December 2000 and September 1999, respectively. In June 2004, Mr. Mayer formed Seton Securities Group, Inc., a privately held broker-dealer. From 1995 until he joined Tejas Securities, Mr. Mayer was self-employed and managed personal investments in a number of companies unrelated to the securities industry. From 1990 to 1995, Mr. Mayer was the Managing Director and Chief Information Officer with Credit Suisse First Boston. Mr. Mayer’s other experience includes 21 years in senior positions with Morgan Stanley, Tech Partners, Salomon Brothers, Lehman Brothers and the Federal Reserve Bank of New York. Mr. Mayer is the uncle of John J. Gorman through marriage. Mr. Mayer earned a B.B.A. and M.B.A. from Seton Hall University.
     Dennis G. Punches. Mr. Punches became a Director in December 2004. Mr. Punches has served as the President of Payback, LP, a real estate management company, from 1996 to present. Mr. Punches previously served as Chairman of Payco American Corporation, a publicly-held financial services organization with offices throughout the United States, from 1956 through 1996. Mr. Punches currently serves as the Chairman of Collection House Ltd, PTY, a receivables management company based in Brisbane, Australia. Mr. Punches also serves as a director for Intrum Justitia, a receivables management firm based in Stockholm, Sweden and Novo I, a Waukesha, Wisconsin based marketing company. Mr. Punches received his B.S. from Carroll College.
     Clark N. Wilson. Mr. Wilson became a Director in October 1999. Mr. Wilson became the Chairman, President and Chief Executive Officer of Wilson Holdings, Inc., a Delaware corporation on October 11, 2005, and Wilson Family Communities, Inc., a Delaware corporation, in May 2005. Wilson Holdings, Inc. became the parent-company for Wilson Family Communities, Inc. on October 11, 2005, and is a publicly-reporting company. Wilson Family Communities, Inc. merged with Athena Equity Partner-Hayes LP, a Texas limited partnership that specializes in commercial real estate investments, in May 2005. Mr. Wilson previously served as a principal in Athena Equity Partner-Hayes LP since 2002. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry.

Meetings of the Board of Directors
     The board of directors met nine times in 2005. Messrs. Gorman, Inglehart, Wilson and Williamson attended all of the board meetings. Messrs. Mayer and Punches attended eight board meetings during 2005. Mr. Abbruzzese attended three board meetings during 2005, which were all of the 2005 meetings of our board of directors after he joined our board, and Mr. Dura attended two meetings during 2005, which were all of the 2005 meetings of our board of directors after he joined our board. Mr. Abbruzzese was appointed to the board in July 2005 and Mr. Dura was appointed in November 2005.
     We do not have a formal policy regarding directors’ attendance at annual stockholders meetings, although we encourage directors to attend such meetings. All of the six then-serving board members attended the 2005 Annual Meeting of Stockholders. Our common stock is traded on the OTC Bulletin Board (OTCBB) but is not listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, Inc. (which we refer to as the NASDAQ).
Communication with the Board of Directors
     Stockholders are permitted to communicate with our board of directors by forwarding written communications to our corporate offices at 8226 Bee Caves Road, Austin, Texas 78746, Attention: Chairman of the Board. We will present all communications, as received and without screening, to the board of directors at its next regularly scheduled meeting. If you wish to communicate with a specific director, you may do so by forwarding written communications to the above address to the attention of such director.
Independence of Board Members
     Our board of directors has determined that Messrs. Dura and Punches meet the definition of “independence” set forth in Rule 4200(a)(15) of the NASDAQ listing standards as well as the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). In addition, the board has determined that Mr. Dura is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission (which we refer to as the SEC). The board of directors has also determined that Messrs. Inglehart and Mayer are not “independent” under Rule 4200(a)(15) of the NASDAQ listing standards and under Rule 10A-3(b)(1) of the Exchange Act, because Messrs. Inglehart and Mayer are “Family Members” (as defined in Rule 4200(a)(14) of the NASDAQ listing standards) of John J. Gorman, our Chairman and Chief Executive Officer. Messrs. Gorman and Abbruzzese are not “independent” because they are employees of ours. Mr. Wilson is not independent under Rule 4200(a)(15) of the NASDAQ listing standards and under Rule 10A-3(b)(1) of the Exchange Act as a result of an investment banking transaction we completed on behalf of his company and a sublease of certain office space by us to his company. For more information on such transaction and sublease, see “Other Related Transactions” under “Certain Relationships and Related Transactions”.
Audit Committee
     The Audit Committee of the board of directors was formed in May 2000. The Audit Committee members are Michael F. Dura, Dennis G. Punches and William A. Inglehart. Mr. Wilson and Barry Williamson, a former director, served on the Audit Committee during 2005. The Audit Committee met seven times in 2005. Messrs. Williamson, Wilson and Inglehart attended each of those meetings. Mr. Punches attended six of the meetings during 2005. Mr. Dura did not attend the meetings during 2005 as he was not appointed to the Audit Committee until November 8, 2005. On March 29, 2004, the board of directors adopted an Amended and Restated Charter for the Audit Committee. A copy of this charter is available on our website at www.tejs.com. The Audit Committee’s responsibilities include:
•	assisting the board in its oversight responsibilities regarding:
(1)	the integrity of our financial statements,

(2)	our compliance with legal and regulatory requirements, and

(3)	the Independent Registered Public Accounting Firm’s qualifications and independence;
•	preparing the report required by the SEC for inclusion in our annual proxy statement;

•	appointing, retaining, compensating, evaluating and terminating our Independent Registered Public Accounting Firm;

•	approving audit and non-audit services to be performed by the Independent Registered Public Accounting Firm;

•	overseeing our accounting and financial reporting processes and the audits of our financial statements; and

•	otherwise performing such other functions as the board may from time to time assign to the Audit Committee.
Compensation Committee
     The Compensation Committee of the board of directors was formed in October 1999. The Compensation Committee administers our 1999 Stock Option Plan. See below under “1999 Stock Option Plan” for a description of that plan. The Compensation Committee consists of Michael F. Dura and Dennis G. Punches. Messrs. Wilson and Williamson served on the Compensation Committee during 2005. The Compensation Committee met nine times in 2005. Messrs. Williamson and Wilson each attended all of these Compensation Committee meetings. Messrs. Dura and Punches were appointed to the Compensation Committee in January 2006 and did not attend any of the meetings during 2005. On March 29, 2004, the board of directors adopted the Amended and Restated Charter of the Compensation Committee. A copy of this charter is available on our website at www.tejs.com. The Compensation Committee’s responsibilities include:
•	assisting the board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

•	discharging the board’s responsibilities relating to compensation of our executive officers;

•	evaluating our Chief Executive Officer and setting his or her remuneration package;

•	preparing an annual report on executive compensation for inclusion in our annual proxy statement;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and

•	performing such other functions as the board may from time to time assign to the Compensation Committee.
Nominating Committee
     We do not have a nominating committee (or a nominating committee charter) because our entire board of directors participates in our director nomination process. All of the nominees for our board to be voted on at the 2006 annual meeting have been nominated by the board of directors. The only members of our board of directors that meet the definition of “independence” set forth in Rule 4200(a)(15) of the NASDAQ listing standards are Messrs. Punches and Dura.
     The board of directors identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the board of directors decides not to recommend a member for re-election, the board of directors will identify the desired skills and experience of a new nominee in light of the criteria below. Research may be performed to identify qualified individuals. To date, the board of directors has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it may do so in the future if it considers doing so necessary or desirable. Mr. Dura, who has not previously stood for election, was recommended for appointment as a director by Mr. Gorman and Mr. Abbruzzese. Mr. Abbruzzese, who has not previously stood for election, joined our board as part of our acquisition of Capital & Technology Advisors, Inc.

     The consideration of any candidate for service on our board is based on the board of director’s assessment of the candidate’s professional and personal experiences and expertise relevant to our operations and goals. The board evaluates each candidate on his or her ability to devote sufficient time to board activities to effectively carry out the work of the board. The ability to contribute positively to the existing collaborative culture among board members is also considered by our board. In addition, our board considers the composition of the board as a whole; the status of the nominee as “independent” and the rules and regulations of the SEC; and the nominee’s experience with accounting rules and practices. Other than the foregoing, there are no stated minimum criteria for director nominees, although the board of directors may also consider such other factors as it may deem are in our and our stockholders’ best interests.
     After completing its evaluation, the board determines the nominees.
     The board of directors will consider director candidates recommended by our stockholders. The board of directors does not have a formal policy on stockholder nominees, but intends to assess them in the same manner as other nominees, as described above. To recommend a prospective nominee for the board of directors’ consideration, stockholders should submit in writing the candidate’s name and qualifications, and otherwise comply with our bylaws and SEC requirements for stockholder nominations, which are described in “Stockholder Proposals and Nominations for the 2007 Annual Meeting” below, to:
Tejas Incorporated
8226 Bee Caves Road
Austin, TX 78746
Attention: Corporate Secretary
Board Compensation
     Each non-employee director receives an annual retainer of $15,000. Additionally, each director, whether an employee or not, receives $1,000 per meeting of the board for his or her service on the board of directors, plus health insurance benefits or a stipend equal to the value of health insurance benefits provided to the other directors. Directors serving on committees of the board of directors receive $250 per committee meeting, with the committee chair receiving $500 per committee meeting. We typically grant directors options to purchase up to 20,000 shares of common stock annually for serving on the board of directors, with an exercise price equal to the fair market value (as defined in our 1999 stock option plan) on the date of grant and which vest one-third on the date of grant and one-third on each of the first two anniversaries of the grant date. However, these option grants are not guaranteed. Each non-employee director was granted an option to acquire 10,000 shares of our common stock on such terms for 2005. As part of his incentive to join the board of directors and consistent with our board compensation policy, Mr. Dura also received options to purchase 20,000 shares of common stock in 2005. These options are exercisable at $10.00 per share and expire on November 8, 2010. These options vest in three equal annual installments, beginning on the grant date. Except as noted above, no other directors were granted stock options in 2005, except for Mr. Gorman, who was granted stock options covering 300,000 shares of our common stock. See “Option Grants and Exercises” for more information on this grant.
Code of Business Conduct and Ethics
     The Company has adopted a code of business conduct and ethics that applies to all of its directors, officers and employees.

AUDIT COMMITTEE REPORT
     The Audit Committee consists of Mr. Dura, Mr. Punches and Mr. Inglehart, each of whom is a member of the board of directors. Mr. Dura and Mr. Punches qualify as “independent directors” under Rule 4200(a)(15) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Inglehart is not independent due to his immediate family relationship with John J. Gorman. The board of directors has determined that Mr. Dura constitutes an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.
     The committee is responsible for engaging, on an annual basis, the Independent Registered Public Accounting Firm as the Company’s auditor and the Company’s subsidiaries’ auditors. The committee also reviews the arrangements for and the results of the auditors’ audit of the Company’s books, records and internal control procedures.
     During the current year, the committee met seven times, and the then committee chair, Mr. Wilson, as representative of the committee, discussed the interim financial information contained in each quarterly report with management. In addition, the committee discussed with the Company’s Independent Registered Public Accounting Firm the Company’s Quarterly Reports on Form 10-Q prior to filing with the Securities and Exchange Commission.
     The committee has discussed and reviewed with management the Company’s audited consolidated financial statements for the year ended December 31, 2005. The committee has received from and discussed with Helin, Donovan, Trubee & Wilkinson LLP the information related to the matters required to be discussed by Statement on Auditing Standards No. 61.
     The committee has received and reviewed the required disclosures and the assertion from Helin, Donovan, Trubee & Wilkinson LLP required by Independence Standards Board Standard No. 1 and has discussed with Helin, Donovan, Trubee & Wilkinson LLP its independence and the compatibility of non-audit services rendered by Helin, Donovan, Trubee & Wilkinson LLP with its independence.
     Based on these reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Members of the Audit Committee:
Michael F. Dura
William A. Inglehart
Dennis G. Punches

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The following is a report of the Compensation Committee of the Company’s board of directors describing the compensation policies applicable to the Company’s executive officers during 2005. The Compensation Committee was formed in May 2000, and currently consists of Michael F. Dura and Dennis G. Punches, both of whom qualify as “independent directors” under Rule 4200(a)(15) of the NASDAQ listing standards. Barry A. Williamson and Clark N. Wilson served on the Compensation Committee during 2005. Messrs. Dura and Punches were appointed to the Committee in January 2006. The Compensation Committee met nine times in fiscal year 2005.
Overall Objectives
     The Compensation Committee developed a compensation program for executives and key employees designed to meet the following goals:
•	attracting, retaining and motivating highly qualified and committed executive officers;

•	using the competitive employment marketplace as a guide to assessing and establishing compensation levels;

•	determining total compensation to a meaningful degree by returns to the Company’s stockholders;

•	exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the affected executive officer, the Company’s current economic and business circumstances and prevailing conditions in the marketplace; and

•	encouraging executive officers to obtain and retain an equity stake in the Company.
     To meet these objectives, the Compensation Committee studied competitive compensation data and implemented the base salary and annual and long term incentive programs discussed below.
General Executive Compensation Policy
     Compensation depends on many factors, including individual performance and responsibilities, future challenges and objectives and how the executive might contribute to the Company’s future success and in certain circumstances the broker commissions earned by the executive. We also consider the Company’s financial performance and the compensation levels at other companies in the Austin market.
     During the fiscal year ended December 31, 2005, executive compensation consisted of four components: (a) salary; (b) bonus; (c) commissions; and (d) equity awards. The Company granted options to purchase 668,500 shares of common stock to employees, officers and directors during 2005.
     Salary
     Annual base salaries for executive officers are determined by evaluating the scope of responsibilities and related experience and knowledge of the individual officer. Consideration is also given for competitiveness in the regional market for comparable executive talent. The Committee believes that the annual base salaries of the Company’s executive officers are appropriate when compared to salaries paid to officers in similar companies, and based upon their responsibilities and performance.

     Bonus
     We structure the Company’s bonuses to executive officers to encourage individual performance and contributions and the achievement of the Company’s goals for both the Company and the individual officers. Generally, cash bonuses are based upon the Company’s revenues, earnings per share and the individual’s performance. In 2004, we instituted guaranteed quarterly bonus payments to our chief executive officer and president. Annual performance bonuses for 2005 were paid to the chief executive officer, president and chief financial officer in the first quarter of 2006, and were lower than those in the 2004 fiscal year, which were paid in the first quarter of 2005. In addition, from time to time during the year, in our discretion, we may approve the payment of discretionary bonuses to executive officers based on the operation and/or performance of the business units they oversee and their individual performance and contributions.
     Commissions
     Several of the Company’s executive officers are also stockbrokers who actively trade securities for Tejas Securities, one of the Company’s operating subsidiaries. As a result, these officers are paid commissions based upon the various revenue transactions in which they are engaged. The executive officers, like the rest of Tejas Securities’ brokers, are paid commissions on a monthly basis and at the standard rate for the Company, unless otherwise negotiated.
Chairman Compensation
     Under the terms of his employment arrangement, Mr. Gorman receives as commissions a percentage of gross revenues, less related expenses, of the Company attributed to his efforts, which such percentage is determined by the Committee. The Committee determines the percentage based on Mr. Gorman’s individual performance and contributions. In addition, the Committee also considers the compensation structure for other revenue production positions in the Company. In 2005, the Company determined that Mr. Gorman should receive a tiered-percentage payout of the Company’s monthly revenue production attributed to his efforts. In addition, as a member of the investment banking group, Mr. Gorman is entitled to participate in the investment banking bonus pool on an annual basis. The Committee determines the amount of investment banking bonus based on the performance of the investment banking group and Mr. Gorman’s individual performance and contributions to such group. In addition, the Committee approved the payout of discretionary bonuses to Mr. Gorman during 2005 based on the Company’s performance and Mr. Gorman’s individual performance and contributions to the Company. The Committee also granted Mr. Gorman options to acquire 300,000 shares of the Company’s common stock, which he elected to forfeit in November 2005.
Chief Executive Officer Compensation
     Mr. Salter receives a base salary, guaranteed quarterly bonus payments, his earned broker commissions, and a commission override based upon commission and trading profits generated from investment securities which he manages for the Company. For fiscal year 2005, Mr. Salter’s total salary, bonus and commissions was $955,185, compared with a total of $742,174 in fiscal year 2004. The chief executive officer’s bonus is based primarily on the Company’s overall profitability and trading performance. Mr. Salter received no stock option awards in 2005.
Tax Code Concerns
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that, in the case of a publicly held corporation, the corporation is not generally allowed to deduct remuneration paid to its chief executive officer and certain other highly compensated officers to the extent that such remuneration exceeds $1,000,000 for the taxable year. Certain remuneration, however, is not subject to disallowance, including compensation paid on a commission basis and, if certain requirements prescribed by the Code are satisfied, other performance based compensation. At this time, we believe that the deduction disallowance prescribed by Section 162(m) does not apply to the Company.

Conclusion
     Through the compensation programs described above, a significant portion of the compensation program is contingent on the Company’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in higher variable compensation for a particular period.
Members of the Compensation Committee:
Michael F. Dura
Dennis G. Punches

EXECUTIVE OFFICER COMPENSATION
     The following table sets forth information concerning compensation of our chief executive officer and other highly compensated executive officers whose total salary and bonuses exceeded $100,000 for the year ended December 31, 2005. Compensation figures are based on amounts paid in the respective years.

Long-Term
Compensation
Other Annual	Awards
Compensation	Securities
Name and Principal	Annual Compensation	Forgiven	Employee	Underlying
Position	Year	Salary	Bonus	Debt	Commissions	Benefits(1)	Options

John J. Gorman(2)(3)	2005	$—	$100,000	(7)	$—	$8,241,896	$34,600	300,000	(10)
Chairman of the Board	2004	—	—	(7)	—	4,831,863	31,023	20,000
2003	—	753,000	49,835	2,900,138	35,821	20,000
Mark M. Salter(2)	2005	$180,000	$115,000	$—	$639,942	$20,244	—
Chief Executive Officer	2004	146,667	517,755	(8)	—	77,952	2,033	145,000
2003	100,000	765,121	—	82,381	—	20,000
Kurt J. Rechner(4)(5)	2005	$180,000	$427,000	$—	$9,768	$25,865	—
President, Chief Operating Officer and Secretary	2004	175,000	203,500	(9)	—	6,434	11,485	185,000
2003	150,000	154,000	—	—	1,743	20,000
John F. Garber(5)	2005	$145,833	$187,000	$—	$—	$8,867	—
Chief Financial Officer and Treasurer	2004	113,750	60,000	—	—	—	35,000
2003	90,000	60,000	—	—	—	—
Wayne Barr, Jr. (6)	2005	$90,000	$35,000	$—	$—	$—	—
President and Chief Executive Officer of Capital & Technology Advisors, Inc.

(1) Employee benefits include a car allowance, country club membership fees, director compensation and health insurance related fees.
(2) Mr. Gorman served as our Chief Executive Officer until June 2004 when Mr. Salter was appointed as Chief Executive Officer.
(3) In January 2002, Mr. Gorman received an advance from us against his commission revenues. The amount was forgiven in 2003.
(4) Mr. Rechner was appointed as President and Chief Operating Officer in June 2004 and Secretary on September 18, 2002.
(5) Mr. Rechner served as our Chief Financial Officer until June 2004 when Mr. Garber was appointed as Chief Financial Officer. Mr. Garber was appointed Treasurer in February 2005.
(6) In July 2005, Mr. Barr was appointed as the President and Chief Executive Officer of Capital & Technology Advisors, Inc., our wholly-owned subsidiary.
(7) Does not include warrants to acquire shares of capital stock of companies that we received as a portion of compensation for investment banking services we provided to such companies and that we transferred to Mr. Gorman. The value of such warrants at the time we transferred them to Mr. Gorman was $525,600 in 2005 and $1,651,187 in 2004, as determined under the intrinsic value method.
(8) Does not include warrants to acquire shares of capital stock of companies that we received as a portion of compensation for investment banking services we provided to such companies and that we transferred to Mr. Salter. The value of such warrants at the time we transferred them to Mr. Salter was $191,250 in 2004, as determined under the intrinsic value method.
(9) Does not include warrants to acquire shares of capital stock of companies that we received as a portion of compensation for investment banking services we provided to such companies and that we transferred to Mr. Rechner. The value of such warrants at the time we transferred them to Mr. Rechner was $191,250 in 2004, as determined under the intrinsic value method.

(10) These options were granted at the closing price of our common stock on the date of grant and vest one-third on the date of grant and one-third on each of the first two anniversaries of the date of grant. Mr. Gorman elected to forfeit these stock options on November 28, 2005.
Employment Arrangements
     Mark M. Salter
     On June 1, 2004 we entered into an employment and confidentiality agreement with Mr. Salter, our Chief Executive Officer. Mr. Salter’s agreement provides for a monthly salary, currently $15,000 per month, and entitles him to receive a severance payment equal to three months salary if we terminate his employment without cause. Additionally, Mr. Salter’s agreement includes quarterly guaranteed bonuses in the amount of $17,500. Mr. Salter’s agreement also provides for a 45% commission on all sales collected by us that are directly attributable to his efforts and also entitles him to monthly payments on revenues attributable to government debt, mortgage-backed products, asset-backed securities and high grade corporate debt equal to 10% of commission production and 25% of trading profitability related to such securities if within Mr. Salter’s designated trading account. The agreement also entitles Mr. Salter to certain customary benefits and reimbursements as more particularly described in his agreement.
     In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Salter based on the operational and/or financial performance of Tejas Securities and Mr. Salters’ individual performance and contributions to Tejas. Our Compensation Committee has the discretion to determine whether to pay and, if so, the amount of any such discretionary bonuses.
     Kurt J. Rechner
     On June 1, 2004 we entered into an employment and confidentiality agreement with Mr. Rechner, our President and Chief Operating Officer. Mr. Rechner’s agreement provides for a monthly salary, currently $15,000 per month, and entitles him to receive a severance payment equal to six months salary if we terminate his employment without cause. Additionally, Mr. Rechner’s agreement includes quarterly guaranteed bonuses in the amount of $17,500 and provides he is eligible for an annual bonus based on his performance and our profitability. The agreement also entitles Mr. Rechner to certain customary benefits and reimbursements as more particularly described in his agreement.
     In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Rechner based on the operation and/or financial performance of our investment banking business and Mr. Rechner’s individual performance and contributions to Tejas. Our Compensation Committee has the discretion to determine whether to pay and, if so, the amount of any such discretionary bonuses.
     John F. Garber
     On June 1, 2004 we entered into an employment and confidentiality agreement with Mr. Garber, our Chief Financial Officer. Mr. Garber’s agreement provides for a monthly salary, currently $12,500.00 per month, and provides he is eligible for an annual bonus based on his performance and our profitability. This agreement also entitles Mr. Garber to certain customary benefits and reimbursements as more particularly described in his agreement.
     In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Garber based on the performance of our treasury department and Mr. Garber’s individual performance and contributions to Tejas. Our Compensatory Committee has the discretion to determine whether to pay and, if so, the amount of any such discretionary bonuses.

     John J. Gorman
     On April 1, 2004, we agreed to an employment arrangement with Mr. Gorman, our Chairman. Mr. Gorman is paid commissions as a percentage of gross revenues, less related expenses, attributed to his efforts, which such percentage is determined by the Compensation Committee. For 2005, the Compensation Committee determined that Mr. Gorman receives a tiered percentage payout based upon the amount of our monthly revenue production attributed to his efforts. Additionally, as a member of the investment banking department, Mr. Gorman is entitled to participate in the investment banking bonus pool on an annual basis. The Compensation Committee determines the bonus amount to be paid to Mr. Gorman based on the performance of the investment banking group and Mr. Gorman’s individual performance and contributions. In addition, from time to time during the year, our Compensation Committee may approve the payout of discretionary bonuses to Mr. Gorman based on our operational and/or financial performance and Mr. Gorman’s individual performance and contributions to Tejas. Mr. Gorman’s compensation arrangement also provides for a monthly car allowance and country club dues.
     Wayne Barr, Jr.
     On July 1, 2005, we entered into an employment and confidentiality agreement with Mr. Barr, the President and Chief Executive Officer of Capital & Technology Advisors, Inc., our wholly-owned subsidiary. Mr. Barr’s agreement provides for a monthly salary, currently $15,000 per month, and entitles him to receive a severance payment equal to six months salary and continuation of his benefits for six months if we terminate his employment without cause (as defined in his employment and confidentiality agreement). Additionally, Mr. Barr’s agreement includes quarterly guaranteed bonuses in the amount of $17,500, and provides he is eligible for an annual bonus based on his performance and our profitability. The agreement also entitles Mr. Barr to certain customary benefits and reimbursements as more particularly described in his agreement.
     In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Barr based on the operational and/or financial performance of C&TA and Mr. Barr’s individual performance and contributions to Tejas.
     Jared E. Abbruzzese, Sr.
     On July 1, 2005, we agreed to an employment arrangement with Mr. Abbruzzese, a member of our board of directors and an employee of Capital & Technology Advisors, Inc., our wholly-owned subsidiary. Mr. Abbruzzese is paid a percentage of gross revenues, less related expenses, attributed to his efforts in Capital & Technology Advisors, Inc., which such percentage is determined by the Compensation Committee. In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Abbruzzese based on the operational and/or financial performance of C&TA and Mr. Abbruzzese’s individual performance and contributions to Tejas. Mr. Abbruzzese’s compensation arrangement also provides for a monthly car allowance of $2,000 and country club dues.
Non-Compete Agreements
     In connection with our acquisition of C&TA, we entered into non-compete agreements with each of Messrs. Barr and Abbruzzese and Gorman. Under the non-compete agreement between us and Mr. Barr, Mr. Barr agrees to refrain from associating in any business capacity with any person or entity engaging in the business of any “Restricted Enterprise” (as defined in the non-compete agreement) for a period of one (1) year after his employment with us is terminated under certain conditions specified in his agreement. Under the non-compete agreements between us and Messrs. Abbruzzese and Gorman, each individually agrees to refrain from associating in any business capacity with any person or entity engaging in the business of any “Restricted Enterprise” (as defined in the non-compete agreements) for a period of two (2) years after their respective employments with us are terminated under certain conditions specified in the respective agreements.
Compensation Committee Interlocks and Insider Participation
     No member of our Compensation Committee is an officer or employee of ours. There are no compensation committee interlock relationships with respect to the Company.

OPTION GRANTS AND EXERCISES
     The following table provides certain information regarding options granted to our named executive officers during the year ended December 31, 2005. The options listed in the table below were granted pursuant to our 1999 Stock Option Plan. The percentages of total options granted are based on an aggregate of 668,500 options granted to employees, officers and directors in 2005. Options were granted at the closing price for our common stock on the date of grant and vest one-third on the date of grant and one-third on each of the first two anniversaries of the date of grant.

Option Grants in Last Fiscal Year
	Individual Grants				Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total			Annual Rates of Stock
	Underlying	Options	Exercise		Price Appreciation for
	Options	Granted in	Price Per	Expiration	Option Term
Name	Granted	Fiscal Year	Share	Date	5%	10%
John J. Gorman	300,000 (1)	45%	$17.03	2/28/2010	$1,411,523	$3,119,096

(1)	Mr. Gorman elected to forfeit this stock option on November 28, 2005.
     Amounts reported in the potential realizable value column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by the Compensation Committee appreciates at the indicated annual rate compounded annually for the entire term of the option (5 years).
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES
     The following table provides information concerning unexercised options held as of December 31, 2005, by the named executive officers. No options were exercised by named executive officers during 2005.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In-the-
	Options at		money Options at
	December 31, 2005		December 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John J. Gorman	233,333	6,667	$1,188,000	$36,002
Charles H. Mayer	13,333	6,667	$—	$—
Kurt J. Rechner	161,333	61,667	$384,366	$89,584
Mark M. Salter	116,666	48,334	$287,166	$89,584
John F. Garber	23,333	11,667	$28,666	$14,334
Wayne Barr, Jr.	—	—	$—	$—

(1)	The amount set forth represents the difference between the fair market value of the underlying stock on December 31, 2005 and the exercise price of the option. The fair market value was determined by the closing bid price of $6.65 per share on December 31, 2005.

EQUITY COMPENSATION PLANS
     The following table summarizes information about our equity compensation plans as of December 31, 2005.

Number of Shares of
Our Common Stock
	Number of Shares of		Remaining Available
	Our Common Stock		for Future Issuance
	to be Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(exceeding securities
	Options, Warrants	Options, Warrants	reflected in the
Plan Category	and Rights	and Rights	second column)

Equity compensation plans approved by our security holders	1,703,602	$6.71	277,833
Total	1,703,602	$6.71	277,833
1999 STOCK OPTION PLAN
     In October 1999, we adopted a stock option plan to strengthen our ability to attract, motivate, compensate and retain employees, directors, and consultants by providing a means for such persons to acquire a proprietary interest in us and to participate in our growth through ownership of our common stock. The Compensation Committee of the board of directors administers the Stock Option Plan; provided, however, that the board of directors may also take all actions to administer the Stock Option Plan, including granting options.
Shares Subject to the Plan
     Under the Stock Option Plan, we can grant awards consisting of either incentive stock options or nonqualified stock options for the purchase of shares of our common stock. In September 2004, our board of directors approved a resolution to amend the Stock Option Plan to increase the maximum number of shares issuable under the Stock Option Plan from 800,000 to 2,000,000. That number will be adjusted automatically if the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the company or of another corporation, by reason of reorganization, split, combination of shares, or a dividend payable in common stock. Equitable adjustments to the number of shares subject to each award and to the payment required to obtain such shares will also be made so that the same proportion of shares will be subject to the award and the aggregate consideration to acquire all shares subject to the award will remain as it was prior to such event as described in the previous sentence.
     During 2005, we granted options under the Plan to acquire 668,500 shares of common stock, of which 305,000 were forfeited during the year. No options granted during 2005 were exercised or canceled. Options to purchase 123,333 shares of common stock, issued prior to 2005, were forfeited during 2005. Options to purchase 16,565 shares of common stock, issued prior to 2005, were exercised during 2005. We had 277,833 shares available for issuance under the Plan as of December 31, 2005.
Eligibility
     All of our employees, directors and consultants are eligible to receive awards under the Stock Option Plan, but only employees are eligible to receive incentive stock options. The Compensation Committee, as administrator of the Stock Option Plan, determines the persons to whom stock option awards are to be granted; whether an option will be an incentive stock option or nonqualified stock option or both; the number of shares of our common stock subject to each grant; and the time or times at which stock option awards will be granted and the time or times of the exercise period, which shall not exceed the maximum period described below.

Types of Awards
          Options granted under the Stock Option Plan may be either options that are intended to qualify for treatment as “incentive stock options” under Section 422 of the Internal Revenue Code or options that are not, which are “nonqualified stock options.” The exercise price of incentive stock options must be at least the fair market value of a share of the common stock on the date of grant, and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% or more of our outstanding common stock. The aggregate fair market value of common stock (calculated on the date of grant) with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to an optionee owning 10% or more of our outstanding common stock).
Termination of Awards
          The Stock Option Plan limits the time during which a holder of an option can exercise an option to no more than ten years. In addition, an optionee who leaves our employment will generally have no more than three months to exercise an option, reduced to zero days after employment is terminated for cause, and additional rules apply to cases of death and permanent disability. Upon the occurrence of certain events which constitute a change of control, all granted options shall become exercisable during the period beginning on the date of the occurrence of the change of control and ending 60 days later. The Compensation Committee may, however, override the Stock Option Plan’s rules, other than the ten year limit. We cannot grant additional options under the Stock Option Plan after October 15, 2009, the tenth anniversary of its adoption.
Amendments to Our Stock Option Plan
          The board of directors may amend or terminate the Stock Option Plan, as long as no amendment or termination affects options previously granted. However, the plan requires stockholder approval of any amendment that increases the number of shares available under the plan which may be issued as incentive stock options or that modify the requirements as to eligibility to receive incentive stock options under the plan.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table provides information with respect to ownership of our common stock at the record date (close of business on April 21, 2006) for:
•	each beneficial owner of five percent or more of our common stock;

•	each director;

•	each of the named executive officers; and

•	all directors and officers as a group.
          Except as indicated on the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options exercisable within 60 days following April 21, 2006, and shares of our common stock into which our series A preferred stock is convertible are included as shares beneficially owned. For purposes of calculating percent ownership as of April 21, 2006, 7,860,508 shares of our common stock were issued and outstanding and, for any individual who beneficially owns shares represented by our series A preferred stock or options exercisable within 60 days following April 21, 2006, these shares are treated as if outstanding for that person, but not for any other person.

Name and Address		Percent Beneficially
of Beneficial Owner	Number	Owned

Jared E. Abbruzzese, Sr.(1)(12)(10)	2,628,944	30.1%
Niskayuna Development LLC(11)(10)	2,628,944	30.1%
John J. Gorman(1)(2)(3)	1,961,099	24.2%
Wayne Barr, Jr. (1)(10)	464,212	5.3%
IBS Capital Corporation(13)	411,999	5.2%
Mark M. Salter(1) (4)	360,073	4.4%
Kurt J. Rechner(1) (6)	204,210	2.5%
John F. Garber(1) (5)	40,812	*
Clark N. Wilson(1) (7)	37,666	*
William A. Inglehart(1) (7)	36,666	*
Charles H. Mayer(1) (8)	16,666	*
Dennis G. Punches(1) (8)	16,666	*
Michael F. Dura(1)(9)	9,999	*
All owners of more than five percent, officers and directors as a group (13 total)	6,189,012	70.3%

*	Less than 1%.

(1)	The address for Messrs. Abbruzzese, Gorman, Barr, Salter, Rechner, Garber, Wilson, Inglehart, Mayer, Punches and Dura is 8226 Bee Caves Road, Austin, Texas 78746.

(2)	Includes 233,333 shares of common stock issuable pursuant to options granted under our 1999 Stock Option Plan (which we refer to as the Stock Option Plan).

(3)	Mr. Gorman disclaims beneficial ownership of 359,532 shares, 179,766 shares of which are held in the name of the John Joseph Gorman V Trust and 179,766 shares of which are held in the name of the Ryleigh Gorman Trust. Mr. Gorman’s wife, Tamra Gorman, serves as the Trustee of each trust.

(4)	Includes 158,333 shares of common stock issuable pursuant to options granted under the Stock Option Plan and 200,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock owned by Salter Family Partners, Ltd., a family limited partnership controlled by Mr. Salter, as described below under “Certain Relationships and Related Transactions.”

(5)	Includes 30,000 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(6)	Includes 203,000 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(7)	Includes 36,666 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(8)	Represents 16,666 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(9)	Represents 9,999 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(10)	Includes 309,316 shares of our common stock held pursuant to the terms of an Escrow Agreement dated July 1, 2005 to support the indemnification obligations of Jared E. Abbruzzese, Sr. and Wayne Barr, Jr. under the definitive agreement governing the terms of our acquisition of C&TA. Under the terms of the Escrow Agreement, Mr. Abbruzzese, through Niskayuna Development LLC, is entitled to 85%, and Mr. Barr is entitled to 15%, of the remaining escrowed shares upon the expiration of the escrow arrangement. In addition, each of them have the right to vote such number of escrowed shares equal to the total number of shares held in escrow multiplied by their respective percentages noted above. Thus, Messrs. Abbruzzese (and Niskayuna Development LLC) and Barr may be deemed to beneficially own such shares.

(11)	Address for Niskayuna Development LLC is 18 Corporate Woods Boulevard, Albany, New York 12211. Jared E. Abbruzzese, Sr. owns and controls Niskayuna Development LLC.

(12)	Represents 2,366,026 shares of common stock owned by Niskayuna Development LLC, which is majority owned and controlled by Mr. Jared E. Abbruzzese, Sr.

(13)	Based on the Schedule 13D filed on February 1, 2006 by IBS Capital Corporation. Address for IBS Capital Corporation is One International Place, Suite 2401, Boston, Massachusetts 02110.
C&TA Acquisition
          On July 1, 2005, we completed our acquisition of C&TA, which was founded by Mr. Abbruzzese and for which Mr. Abbruzzese served as Chairman and Mr. Barr served as Senior Managing Director. The total consideration paid by us in exchange for the outstanding capital stock of C&TA was approximately $45.4 million, consisting of cash in the amount of $5.0 million ($2 million of which was paid upon the execution of the letter of intent relating to this acquisition), which was paid out of our cash reserves, and 3,157,895 shares of our common stock valued at $12.63 per share. Of the consideration paid by us, 309,316 shares of common stock are being held in escrow for a period of two years following the closing date of the acquisition, to satisfy possible indemnification claims made by us under the agreement and plan of merger relating to this acquisition. In connection with this acquisition, we and the former shareholders of C&TA entered into a registration rights agreement pursuant to which such shareholders were granted the right to register the shares of our common stock they received in this acquisition for resale under a shelf registration statement filed by us. In addition, such shareholders were also granted “piggyback” registration rights with respect to certain registrations initiated by us on our own behalf or for the benefit of selling stockholders.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Notes Payable and Preferred Stock
          On February 22, 2005, we purchased an office building through our wholly-owned subsidiary, TI Building Partnership, Ltd. The office building was purchased at a price of approximately $3,470,000, with $2,200,000 being financed through Community Credit Union, or CCU. Pursuant to the terms of a promissory note, this loan accrues interest at a rate of 5.75% per annum, with monthly installments of $13,840 through February 2011, at which time the outstanding principal and accrued interest on the note shall be due and payable. A mortgage on the building and the associated real property secures the repayment of such borrowing. In connection with this acquisition, John J. Gorman, our Chairman, agreed to (1) indemnify CCU against any losses incurred by CCU as a result of any violations of environmental laws or certain building laws related to such real property and (2) provide a limited guarantee of our performance under certain provisions of the deed of trust entered into in connection with such financing. The principal balance of the promissory note was $2,171,522 at December 31, 2005.

          On July 7, 2004, we entered into a subordinated convertible promissory note agreement with Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, our Chief Executive Officer, to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, we were required to make quarterly interest payments at a rate of 10% per annum. The promissory note was unsecured. The maturity date of the note was December 1, 2005, at which time all remaining unpaid principal and interest was to become due. The promissory note was convertible at any time into a number of shares of our common stock equal to the unpaid principal divided by a conversion price of $5.00 or a number of shares of our Series A Convertible Preferred Stock equal to the unpaid principal divided by a conversion price of $1,000. On September 26, 2005, the Salter Partnership converted the promissory note into 1,000 shares of our Series A convertible preferred stock. We have also granted the Salter Partnership certain piggyback registration rights for the shares of our common stock into which the preferred stock may be converted.
          Under the terms of our Series A convertible preferred stock (i) Salter Family Partners, Ltd. is entitled to a 10% cumulative dividend, payable on a quarterly basis, (ii) we may convert such preferred stock into common stock in the event our common stock trades above $10.00 for ten consecutive trading days with a trading volume of at least 50,000 shares for each such trading day, (iii) in the event of a liquidation or dissolution of us, the preferred stock has a liquidation preference over our common stock equal to $1,000 per share (or an aggregate amount of $1,000,000), (iv) the preferred stock is convertible into common stock, and (v) the preferred stock will vote on an as-converted basis with our common stock on all matters requiring a stockholder vote except where a separate class vote is required under the Delaware General Corporation Law.
          On February 17, 2004, we entered into an agreement with First United Bank to borrow $2,500,000 for operating and financing purposes. The loan was due on demand or by February 15, 2007 if no demand was made. The loan accrued interest at a prime plus 2% and was to be paid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004, with a final payment of $50,258.00. The loan documents required that we maintain a minimum tangible net worth of not less than $2.5 million and contained other covenants that restricted our ability to incur debt, incur liens, sell assets, pay dividends, engage in different business activities, merge with or acquire other entities, and make investments or loans. The loan was secured by the common stock of our primary operating subsidiary, Tejas Securities, as well as the personal guaranty of John J. Gorman, our Chairman. Under the loan documents, a change of control of 25% or more of our common stock was an event of default. We obtained a waiver from First United Bank with respect to our February 2005 common stock offering. On February 10, 2005, the loan was paid in full with proceeds from our February 2005 public offering.
          We believe that each of these agreements was negotiated on an arm’s-length basis.
Officer and Director Receivables
          During 1999, Tejas Securities received a $200,000 note from Charles H. Mayer, our former President and Chief Operating Officer, in conjunction with his employment agreement. The note bore no interest and was due on demand if Mr. Mayer resigned as our employee prior to December 31, 2000. In October 2000, the note was transferred to us at cost. In January 2001, Mr. Mayer’s employment agreement was modified to allow us to forgive the $200,000 note in equal installments of $50,000 per year for the years 2001, 2002, 2003 and 2004, as long as Mr. Mayer remained an employee. Additionally, Mr. Mayer forfeited his guaranteed annual bonus of $200,000 for the year 2000.
          In October 2001, John J. Gorman acquired the right to receive payment of a liability of ours in the amount of $121,000 originally payable to a third party. The liability originated from the merger between us and Tejas Securities and is payable upon our successful listing on the Nasdaq SmallCap Market.

Purchase of New Jersey Operations
          On March 31, 2005, we completed the sale of our New Jersey branch operations to Seton Securities Group, Inc., a corporation formed and owned by Charles H. Mayer, a member of our board of directors. Mr. Mayer exercised his right to extend the purchase date from December 31, 2004 to June 30, 2005, subject to the payment of a $10,000 option exercise price. As part of our agreement with Mr. Mayer, Seton Securities Group, Inc. entered into a sublease agreement with us for the New Jersey office space for the remaining lease term. The sublease agreement took effect upon closing the purchase agreement. Seton has since assumed the original lease for such office space and we therefore terminated the sublease.
Other Related Transactions
          Tejas Securities entered into an engagement letter to place up to $10,000,000 principal amount of debt securities on behalf of Wilson Holdings, Inc., in which Mr. Wilson beneficially owned approximately 70% of its outstanding common stock as of March 30, 2006 and is also the Chairman, Chief Executive Officer and President. Mr. Gorman beneficially owned (in the form of convertible preferred stock and convertible notes) approximately 17% of the outstanding common stock of Wilson Holdings, Inc. as of March 30, 2006. In addition, Mr. Barry Williamson, one of our former directors, also serves on the board of Wilson Holdings, Inc. The transaction was consummated on or about December 19, 2005. As part of the purchase price, the purchasers exchanged approximately $5,000,000 principal amount of existing bridge notes, plus accrued interest, which were sold by Wilson Holdings, Inc. on November 10, 2005, for which Tejas Securities also acted as placement agent. Under the engagement letter, Tejas Securities received a cash fee equal to 3% of the principal amount of debt securities which it placed, and a ten-year warrant to purchase common stock in the amount of 150,000 shares for each $2,000,000 principal amount of debt securities placed at an exercise price of $2.00 per share. On October 26, 2005, Tejas Securities received a non-refundable retainer of $125,000 from Wilson Holdings, Inc. In December 2005, Tejas Securities received the cash fee of $300,000 upon completion of the engagement. Additionally, Tejas Securities may be reimbursed for legal fees incurred. As of March 31, 2006, we held warrants to purchase 412,500 shares of Wilson Holdings, Inc. common stock, and we held 114,020 shares of Wilson Holdings, Inc. common stock at Tejas Securities.
          In addition, we subleased a portion of our old corporate office leased space in Austin, Texas to Wilson Holdings, Inc. This sublease will expire in February 2007 and requires Wilson Holdings to pay us approximately $6,600 per month over such term.
     Many of our employees, officers and management maintain personal accounts with us. When we execute securities transactions on behalf of our employees, officers and management, those transactions are executed at current market prices, plus execution costs. All of our officers as well as our Chairman of the Board, John J. Gorman, routinely conduct such transactions for their own accounts, and we believe that such transactions are on an arm’s-length basis. Mr. Gorman, who also beneficially owns 24.2% of our common stock as of the April 21, 2006 record date, also makes many of our proprietary trading decisions.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2005 were timely made, with the exception of the inadvertent failure to timely file a Form 3 for Mr. Dura relating to his election as a director.

PERFORMANCE GRAPH
Comparison of Cumulative Total Return(1)
Tejas Incorporated, Standard and Poor’s 500,
Standard and Poor’s Small Cap 600, and
Tejas Incorporated’s Peer Group(2)
(1)	Assumes $100.00 invested on December 31, 2000 and dividends reinvested. Historical performance does not predict future results.

(2)	Our peer group for the 2005 fiscal year consists of First Albany Companies Inc., Ladenburg Thalmann Financial Services Inc., MCF Corporation, Paulson Capital Corp., Stifel Financial Corp., Sanders Morris Harris Group, Inc., and Southwest Securities Group, Inc.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
          Our Audit Committee has determined to appoint Helin, Donovan, Trubee & Wilkinson LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006 and has further requested that management submit the selection of the Independent Registered Public Accounting Firm for ratification by the stockholders at our 2006 annual meeting. Representatives of Helin, Donovan, Trubee & Wilkinson LLP are expected to be present at the 2006 annual meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.
          The board of directors recommends that you vote FOR the ratification of the appointment of Helin, Donovan, Trubee & Wilkinson LLP as our Independent Registered Public Accounting Firm for 2006.
          Effective October 6, 2004, we dismissed Ernst & Young LLP and engaged Helin, Donovan, Trubee & Wilkinson LLP as our Independent Registered Public Accounting Firm. Prior to our engagement of Ernst & Young LLP in 2003, we engaged and later dismissed KPMG LLP as our Independent Registered Public Accounting Firm. We have reported the fees for each of our Independent Registered Public Accounting Firms below during 2005 and 2004.
Audit Fees. Fees for services billed by Helin, Donovan, Trubee & Wilkinson LLP in connection with their audits of our 2005 consolidated financial statements and quarterly reviews on Form 10-Q for 2005 were $8,000. Fees for services billed by Helin, Donovan, Trubee & Wilkinson LLP in connection with their audits of our 2004 consolidated financial statements and quarterly reviews on Form 10-Q for 2004 were $26,000 and $67,700 in 2005 and 2004, respectively. The fees billed by Ernst & Young LLP in connection with their quarterly reviews on Form 10-Q for 2004 were $24,000.
Audit Related Fees. Audit-related fees include assurance and related services, such as reports on internal controls, review of Securities and Exchange Commission filings, due diligence and related services. Fees for such services billed by Helin, Donovan, Trubee & Wilkinson LLP were $24,071 in fiscal year 2005 and $13,365 for fiscal year 2004. Fees for such services billed by Ernst & Young LLP were $49,000 in fiscal year 2005 and $6,500 for fiscal year 2004. Fees for such services billed by KPMG LLP were $55,565 in fiscal year 2005 and $28,121 in fiscal year 2004.
Tax Fees. Tax-related fees included tax compliance, tax advice and tax planning. The fees billed by Helin, Donovan, Trubee & Wilkinson LLP were $23,825 in fiscal year 2005 and $1,350 for fiscal year 2004. Fees billed by Ernst & Young LLP for fiscal year 2004 were $28,690. The fees billed by KPMG LLP for fiscal year 2005 were $18,817.
All Other Fees. There were no fees for other services by our Independent Registered Public Accounting Firm in fiscal years 2005 and 2004.
The Audit Committee pre-approved all of the services described above under Audit Fees, Audit-Related Fees and Tax Fees.
Pre-Approval Policies and Procedures
          The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our Independent Registered Public Accounting Firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to Mr. Dura when expedition of services is necessary.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2007 ANNUAL MEETING
          From time to time, stockholders seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. Any stockholder of ours meeting certain minimum stock ownership and holding period requirements may present a proposal to be included in our proxy statement for action at the annual meeting of stockholders to be held in 2007 pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. Such stockholder must deliver such proposal to our secretary at our executive offices no later than January 2, 2007, unless we notify the stockholders otherwise. Only those proposals that are appropriate for stockholder action and otherwise meet the requirements of Rule 14a-8 of the Exchange Act may be included in our proxy statement.
          Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, if any stockholder proposal intended to be presented at our 2007 annual meeting without inclusion in our proxy statement for the meeting is received by our secretary at our executive offices after March 18, 2007, the persons designated as proxies for that meeting will have discretionary authority to vote on such proposal. Even if proper notice is received on a timely basis, the persons designated as proxies for that meeting may nevertheless exercise their discretionary authority with respect to such proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such proposal to the extent permitted under Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.
OTHER BUSINESS
          The board of directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment. All other business voted on at the meeting will be decided by the vote of a majority of the shares present in person or by proxy at the meeting, except as otherwise provided by law or our certificate of incorporation or bylaws.
ANNUAL REPORT
          Our 2005 Annual Report to Stockholders containing audited consolidated financial statements for fiscal year 2005 has been mailed along with this proxy statement to all stockholders of record as of the close of business on April 21, 2006. Any stockholder that has not received a copy of such annual report may obtain a copy by writing to us at 8226 Bee Caves Road, Austin, Texas 78746.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
          If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Annual Report and proxy statement to your address. You may revoke your consent to householding of our Annual Report and proxy statement at any time by sending your name, the name of your brokerage firm, and your account number to our corporate secretary, Kurt Rechner, at our corporate offices at 8226 Bee Caves Road, Austin, Texas 78746, telephone: (512) 306-8222, and to your brokerage firm. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy upon written or oral request to our Corporate Secretary at the address and phone number listed immediately above.

TEJAS INCORPORATED
Proxy solicited on behalf of the Board of Directors
     By my signature below, I revoke all previous proxies and appoint John Garber and Bill Hankins, or either of them as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of capital stock of Tejas Incorporated that I held of record at the close of business on April 21, 2006 at the Annual Meeting of Stockholders to be held at 3:00 P.M., CDT, on June 1, 2006, at the corporate offices of Tejas, located at 8226 Bee Caves Road, Austin, Texas, or any adjournments thereof.
Please vote by filling in the boxes below.
Proposals:

			FOR	WITHHOLD
			all nominees listed	authority
			(except as marked	to vote for all
			to the contrary below)	nominees

1.	To elect the seven nominees specified below as directors:		☐	☐

	a.	John J. Gorman
	b.	William A. Inglehart
	c.	Charles H. Mayer
	d.	Michael F. Dura
	e.	Clark N. Wilson
	f.	Dennis G. Punches
	g.	Jared E. Abbruzzese Sr.

(Instruction: To withhold authority to vote for any individual nominee(s), write the name of the nominee(s) on the line below.)

		FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Helin, Donovan, Trubee & Wilkinson LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

If you execute and return this Proxy it will be voted in the manner you have indicated above. If you execute and return this Proxy without indicating any voting preference, this Proxy will be voted FOR the two proposals. The Proxies will use their discretion on other matters. If you execute this Proxy in a manner that does not withhold authority to vote for the election of any nominees, authority to vote for the nominees will be deemed granted. The Proxy tabulator can not vote your shares unless you sign and return this card.

Comments:

Signature(s)	DATE

Signature(s)	DATE

If you plan to attend the meeting, please check this box	☐
NOTE: Please sign exactly as your name appears on this Proxy. Joint owners should each sign. When signing as a fiduciary, such as an attorney, executor, administrator, trustee, guardian, etc., please give your full title as such.

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